Exhibit 99.1

Contact: Bruce Labovitz

pressrelease@comstockhomes.com

703.230.1131

COMSTOCK HOMEBUILDING COMPANIES, INC. ELIMINATES $32.7 MILLION

OF DEBT THROUGH FRIENDLY FORECLOSURE AGREEMENT WITH BB&T

Reston, Virginia (September 3, 2008) – Comstock Homebuilding Companies, Inc. (NASDAQ CHCI) and certain of its subsidiaries (collectively “Comstock” or the “Company”) today announced that on Friday, August 29, 2008 it had entered into a foreclosure agreement (“Agreement”) with Branch Banking and Trust Company (“BB&T”) with respect to approximately $32.7 million of the Company’s $144.0 million of secured debt. Under the terms of the Agreement, the Company agreed to cooperate with BB&T with respect to its foreclosure on certain of the Company’s real estate assets and BB&T agreed to provide the Company a full release from its obligations with no deficiency liability post-foreclosure. The foreclosure agreement covers properties in Virginia and Atlanta. Comstock will retain pre-sold lots in Atlanta which are not included in the foreclosure.

“As previously announced we are working to restructure a significant portion of our debt to ensure our ability to survive what has turned out to be the worst cyclical market downturn in a generation. We are pleased with the results of our negotiation with BB&T and consider this an important first step in our plan to reposition Comstock to meet current market challenges,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “We continue to focus on similar negotiations with certain other lenders and remain optimistic regarding the outcome of those negotiations.”

It is expected that on September 2, 2008 BB&T will complete the foreclosure process on select lots at Maristone, James Road, Wyngate and Glen Ivy, all in the Atlanta, Georgia market and that on or before September 30, 2008, BB&T will complete the foreclose process on the collateral securing the Company’s debt at two projects in Virginia, Barrington Park and Woodlands of Round Hill. The Company announced that in anticipation of this agreement it had recorded impairment charges related to the BB&T collateral in the quarter ending June 30, 2008 and as a result the Company does not anticipate any material future write-offs as a result of the Agreement or the foreclosures.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publically traded, diversified real estate development firm with a focus on affordably priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the Washington, D.C.; Raleigh, North Carolina; and Atlanta, Georgia metropolitan areas. Comstock Homebuilding Companies Inc. trades on Nasdaq under the symbol CHCI. For more information on the Company or it projects please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent form 10-K, as filed with the Securities and Exchange Commission on March 24, 2008. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.